Core-Mark Announces Second Quarter 2021 Financial Results
•Net Sales Increased 5.4% to $4.5 Billion, Non-Cigarette Sales Increased by 16.4% to $1.6 Billion
•Gross Profit Increased 14.4% to $243.7 Million
•Diluted EPS of $0.34 per share, Net Income of $15.5 Million
•Adjusted EBITDA(1) Increased 9% to $57.3 Million
•Announced merger agreement with Performance Food Group Company
•Announced $0.13 Dividend Payable September 24, 2021

WESTLAKE, Texas - August 5, 2021 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2021.

“Our results for the second quarter reflect continued execution against our strategic priorities, unparalleled cooperation from our customers and the unwavering dedication of the Core-Mark family,” said Scott E. McPherson, President and Chief Executive Officer. “Our top-line growth and margin expansion have benefited from increases in our independent store count, and the continued recovery of our non-cigarette sales which finished the quarter 16% above 2020 and 6% above 2019. We are proud of our year to date performance despite facing historic pressures around labor availability and wage inflation. We remain acutely focused on growing our market share and profits faster than the industry, continuing to lead in category management and leveraging costs which position us well to deliver on our commitments for fiscal year 2021 and beyond.”

Second Quarter Results

Net sales increased 5.4% in the second quarter of 2021 to $4.50 billion compared to $4.26 billion for the same period in 2020, driven primarily by growth in non-cigarette sales to existing customers and cigarette price inflation offset by a decline in cigarette carton sales. Non-cigarette sales increased 16.4% to $1,596.0 million, reflecting strong growth across all non-cigarette categories. The significant year-over-year growth is due in part to the second quarter of 2020 being negatively impacted by consumer buying behavior related to the COVID-19 pandemic. Non-cigarette sales rebounded to 35.5% of total net sales for the second quarter of 2021, compared to 34.2% in the first quarter of 2021. Cigarette sales increased 0.3% to $2,899.9 million, driven by a 8.6% increase in the average sales price per carton due primarily to cigarette manufacturers’ price increases, partially offset by a 7.7% decrease in carton sales. The decline in carton sales is driven primarily by decreased sales to existing customers, noting that the second quarter of 2020 benefited from a 3.1% increase in carton sales to existing customers reflecting the impact of changes in consumer buying habits due to COVID-19.

Gross profit in the second quarter of 2021 increased 14.4% to $243.7 million from $213.1 million for the same period in 2020, driven primarily by the increase in sales for the quarter and higher gross margin resulting from the overall shift in sales mix toward more non-cigarette sales and an increase in gross margin for non-cigarettes. These increases were partially offset by an increase in LIFO expense and slightly lower inventory holding gains in the second quarter this year. Remaining gross profit (“RGP”), a non-GAAP financial measure, increased 16.1% to $248.1 million from $213.7 million.

______________________________________
Note (1): See the reconciliation of Adjusted EBITDA (Non-GAAP) to Net Income (U.S. GAAP) in the tables below

The following table reconciles RGP to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF REMAINING GROSS PROFIT (NON-GAAP) TO GROSS PROFIT (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020		2021	2020
	Amounts	Amounts	% Change	Amounts	Amounts	% Change
Gross profit	$243.7	$213.1	14.4%	$461.1	$431.5	6.9%
Cigarette inventory holding gains	(6.9)	(7.7)		(19.4)	(16.8)
Cigarette tax stamp inventory holding gains	—	—		(8.3)	—
OTP tax claim	—	—		3.1	—
LIFO expense	11.3	8.3		21.8	16.1
Remaining gross profit (Non-GAAP)	$248.1	$213.7	16.1%	$458.3	$430.8	6.4%

Gross profit margin increased 42 basis points to 5.42% of total net sales compared to 5.00% for the same period in 2020. RGP margin expanded 51 basis points to 5.52% from 5.01%. The increase in gross profit margins was driven primarily by the change in the sales mix toward more non-cigarette sales and an increase in the gross margin for non-cigarettes resulting from a shift in the sales mix toward higher margin categories and higher margins earned in certain categories.

The Company’s operating expenses increased 16.0% to $217.7 million from $187.7 million for the same period in 2020. The increase in operating expenses was driven primarily by higher non-cigarette volumes, increased labor costs, fuel inflation and $4.9 million in transaction expenses related to the Company’s pending Merger Agreement with the Performance Food Group Company (the “Merger Agreement”). Operating expenses as a percentage of RGP decreased to 87.7% compared to 87.8% for the second quarter of 2020.

Net income was $15.5 million for the second quarter of 2021 compared to $16.9 million for the same period in 2020. Adjusted EBITDA, a non-GAAP financial measure, increased 9.1% to $57.3 million compared to $52.5 million for the second quarter of 2020 and was inclusive of approximately $4.9 million in merger related transaction costs.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

Net income	$15.5	$16.9	(8.3)%	$24.0	$21.2	13.2%
Interest expense, net(1)	2.4	2.8		5.5	6.3
Provision for income taxes	8.3	5.7		10.9	7.5
Depreciation and amortization	17.5	16.7		34.9	32.4
LIFO expense	11.3	8.3		21.8	16.1
Stock-based compensation expense	2.5	2.1		4.9	4.1
Foreign currency transaction (gains) losses, net	(0.2)	—		(0.4)	0.2
Adjusted EBITDA (Non-GAAP)	$57.3	$52.5	9.1%	$101.6	$87.8	15.7%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.34 for the second quarter of 2021 compared to $0.38 for the same period in 2020. The $4.9 million in merger transaction costs reduced EPS and Diluted EPS by $0.11 in the second quarter this year. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.50 for the second quarter of 2021 compared to $0.52 for the same period in 2020. See attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Balance Sheet and Liquidity
The outstanding balance on the Company’s revolving credit facility (the “Credit Facility”) was $332.0 million as of June 30, 2021 compared with $258.0 million as of December 31, 2020, due to higher cigarette inventory balances related to the timing of anticipated cigarette price inflation. The amount available to draw on the Credit Facility was $347.3 million as of June 30, 2021 compared with $402.4 million as of December 31, 2020.

Dividend

Core-Mark’s Board of Directors has approved a $0.13 cash dividend per common share, or $0.52 on an annualized basis. The dividend is payable on September 24, 2021 to stockholders of record as of the close of business on August 20, 2021.

Commentary on PFG Transaction

As announced on May 18, 2021, Performance Food Group Company (“PFG”) intends to acquire Core-Mark in a stock and cash transaction. Due to the pending acquisition, Core-Mark will not be holding an earnings call or providing further updates to forward-looking guidance for 2021. Press release materials are available publicly on the Investor Relations section of our website at https://ir.core-mark.com/.

Core-Mark will hold a special meeting of its stockholders in connection with the Merger Agreement in virtual form only at http://www.virtualshareholdermeeting.com/CORE2021SM, on August 25, 2021 at 9:00 a.m., Central Time. At the special meeting, Core-Mark stockholders will be asked to consider and vote on items including the proposal to adopt the Merger Agreement. Questions may be directed to David Lawrence, VP of Finance and Investor Relations at David.Lawrence@core-mark.com or 1-800-622-1713 extension 7923.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 41,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Finance and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Free Cash Flow, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, the extent and duration of the disruption to business activities caused by the global health crisis associated with the novel coronavirus pandemic (“COVID-19”) outbreak, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets; declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; competition in our distribution markets, including product, service and pricing pressures related to COVID-19; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers and our ability to maintain favorable supplier arrangements; disruptions in suppliers’ operations, including the impact of COVID-19 on our suppliers as well as supply chain, including potential problems with inventory availability and the potential result of higher cost of product and freight due to high demand of products and low supply for an unpredictable period of time; product liability and counterfeit product claims and manufacturer recalls of products, including ongoing litigation related to Juul products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products; risks related to changes to our workforce, including reductions to hours, headcount and benefits as a result of COVID-19; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is August 5, 2021, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$34.3	$22.8
Accounts receivable, net of allowance for credit losses of $16.3 and $16.5 as of June 30, 2021 and December 31, 2020, respectively	412.6	362.6
Other receivables, net	108.5	105.5
Inventories, net	847.9	758.5
Deposits and prepayments	115.5	87.8
Total current assets	1,518.8	1,337.2
Property and equipment, net	285.7	276.0
Operating lease right-of-use assets	191.7	203.6
Goodwill	72.8	72.8
Other intangible assets, net	38.3	40.7
Other non-current assets, net	25.6	24.4
Total assets	$2,132.9	$1,954.7
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$278.0	$190.9
Book overdrafts	58.4	31.1
Cigarette and tobacco taxes payable	272.2	302.9
Operating lease liabilities	31.4	32.9
Accrued liabilities	180.0	188.0
Total current liabilities	820.0	745.8
Long-term debt	431.8	344.5
Deferred income taxes	18.1	2.1
Long-term operating lease liabilities	171.1	179.7
Other long-term liabilities	11.6	12.5
Claims liabilities	35.2	38.2
Total liabilities	1,487.8	1,322.8
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 53,172,127 and 52,918,347 shares issued; 45,175,327 and 44,921,547 shares outstanding at June 30, 2021 and December 31, 2020, respectively)	0.5	0.5
Additional paid-in capital	298.9	298.3
Treasury stock at cost (7,996,800 shares of common stock at each of June 30, 2021 and December 31, 2020, respectively)	(123.0)	(123.0)
Retained earnings	471.4	459.7
Accumulated other comprehensive loss	(2.7)	(3.6)
Total stockholders’ equity	645.1	631.9
Total liabilities and stockholders’ equity	$2,132.9	$1,954.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$4,495.9	$4,263.9	$8,428.1	$8,203.2
Cost of goods sold	4,252.2	4,050.8	7,967.0	7,771.7
Gross profit	243.7	213.1	461.1	431.5
Warehousing and distribution expenses	147.0	125.5	284.3	267.9
Selling, general and administrative expenses	68.1	59.8	131.5	123.7
Amortization of intangible assets	2.6	2.4	5.3	4.7
Total operating expenses	217.7	187.7	421.1	396.3
Income from operations	26.0	25.4	40.0	35.2
Interest expense, net	(2.4)	(2.8)	(5.5)	(6.3)
Foreign currency transaction gains (losses), net	0.2	—	0.4	(0.2)
Income before income taxes	23.8	22.6	34.9	28.7
Provision for income taxes	(8.3)	(5.7)	(10.9)	(7.5)
Net income	$15.5	$16.9	$24.0	$21.2

Basic and diluted earnings per common share (1)	$0.34	$0.38	$0.53	$0.47

Basic weighted-average shares	45.2	45.1	45.2	45.2

Diluted weighted-average shares	45.5	45.3	45.4	45.4

(1) Basic and diluted earnings per common share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income	$24.0	$21.2
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	21.7	15.6
Amortization of debt issuance costs	0.5	0.4
Stock-based compensation expense	4.9	4.1
Credit loss expense, net	1.6	4.6
Impairment charge and other	0.1	0.3
(Gain) loss on disposals	(0.1)	0.1
Depreciation and amortization	34.9	32.4
Foreign currency transaction (gains) losses, net	(0.4)	0.2
Deferred income taxes	16.0	0.4
Changes in operating assets and liabilities:
Accounts receivable, net	(51.0)	(86.1)
Other receivables, net	(2.6)	(5.1)
Inventories, net	(108.6)	12.4
Deposits, prepayments and other non-current assets	(29.4)	48.1
Accounts payable	86.6	114.1
Cigarette and tobacco taxes payable	(32.2)	49.0
Claims, accrued and other long-term liabilities	(16.1)	7.3
Net cash (used in) provided by operating activities	(50.1)	219.0
Cash flows from investing activities:
Additions to property and equipment, net	(10.0)	(9.8)
Capitalization of software and related development costs	(1.7)	(0.9)
Proceeds from sale of other non-current assets	—	1.1
Net cash used in investing activities	(11.7)	(9.6)
Cash flows from financing activities:
Borrowings under revolving credit facility	998.4	884.8
Repayments under revolving credit facility	(924.4)	(984.6)
Payments of financing costs	(2.8)	—
Payments on finance leases	(8.6)	(5.5)
Dividends paid	(12.1)	(11.1)
Repurchases of common stock	—	(5.5)
Tax withholdings related to net share settlements of restricted stock units	(4.3)	(2.4)
Increase in book overdrafts	27.3	8.0
Net cash provided by (used in) financing activities	73.5	(116.3)
Effects of changes in foreign exchange rates	(0.2)	1.0
Change in cash and cash equivalents	11.5	94.1
Cash and cash equivalents, beginning of period	22.8	14.1
Cash and cash equivalents, end of period	$34.3	$108.2
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$(21.0)	$(8.9)
Interest	$(2.2)	$(4.3)
Operating lease liabilities arising from obtaining new right-of-use assets	$11.5	$2.0
Finance lease liabilities arising from obtaining new right-of-use assets	$27.3	$27.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) TO DILUTED EARNINGS PER SHARE (U.S. GAAP)
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2021 (a)(b)	2020 (a)(b)	% Change	2021 (a)(b)	2020 (a)(b)	% Change
Net income	$15.5	$16.9	(8.3%)	$24.0	$21.2	13.2%
Diluted shares	45.5	45.3		45.4	45.4
Diluted EPS	$0.34	$0.38	(10.5%)	$0.53	$0.47	12.8%
LIFO expense	0.16	0.14		0.32	0.26
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.50	$0.52	(3.8%)	$0.85	$0.73	16.4%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.10	$0.13		$0.29	$0.28
Cigarette tax stamp inventory holding gains(2)	—	—		0.12	—
OTP tax claim(3)	—	—		(0.06)	—
Merger transaction expenses(4)	(0.07)	—		(0.08)	—
Tax impact of merger expenses(5)	(0.04)	—		(0.04)	—

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 35.2% and 32.8% for the three and six months ended June 30, 2021, versus 25.3% and 25.4% for the same periods in 2020.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $6.9 and $19.4 million for the three and six months ended June 30, 2021, respectively versus $7.7 and $16.8 million for the three and six months ended June 30, 2020, respectively.
(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains were $8.3 million for the six months ended June 30, 2021.
(3) OTP tax claim
OTP tax claim of $3.8 million recognized in the six months ended June 30, 2021, relating to a tax audit in Ontario for the years 2014 through 2018.
(4) Merger transaction expenses
The Company incurred $4.9 and $5.2 million in expenses for the three and six months ended June 30, 2021, relating to the Company’s merger with Performance Food Group Company.
(5) Tax impact of merger expenses
Tax expense was $1.8 million higher for the three and six months ended June 30, 2021, due to the above noted merger transaction expenses being non-deductible for income tax purposes.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Gross profit	$243.7	$213.1	$461.1	$431.5
Cigarette inventory holding gains	(6.9)	(7.7)	(19.4)	(16.8)
LIFO expense	11.3	8.3	21.8	16.1
Remaining gross profit (non-GAAP)	$248.1	$213.7	$458.3	$430.8

Warehousing and distribution expenses	$147.0	$125.5	$284.3	$267.9
Selling, general and administrative expenses	68.1	59.8	131.5	123.7
Amortization of intangible assets	2.6	2.4	5.3	4.7
Total operating expenses	$217.7	$187.7	$421.1	$396.3

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	59.3%	58.7%	62.0%	62.2%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	27.4%	28.0%	28.7%	28.7%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.0%	1.1%	1.2%	1.1%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	87.7%	87.8%	91.9%	92.0%
______________________________________________
(1)    Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited and in millions)

	Six Months Ended June 30,
	2021	2020
Net cash (used in) provided by operating activities	$(50.1)	$219.0
Additions to property and equipment, net	(10.0)	(9.8)
Capitalization of software and related development costs	(1.7)	(0.9)
Free Cash Flow (non-GAAP)	$(61.8)	$208.3